Exhibit 1.06

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

CDC Software Launches Industry’s First Packaged Manufacturing Operations Management System
with Real-Time Scheduling and Performance Management

CDC Factory Designed Specifically for Process Manufacturers in Food and Beverage, Consumer
Products and Pharmaceuticals Industries

HONG KONG, ATLANTA –June 25, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today the launch of CDC Factory, the first packaged manufacturing operations management solution that integrates finite factory scheduling, manufacturing execution systems (MES), real-time performance management, quality, maintenance and analytics processes so all users — from shop floor operators to executive management — can make real-time actionable decisions throughout the plant and across the enterprise.

By standardizing the best practices of lean manufacturing, OEE, (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that unlocks hidden capacity on the factory floor by managing production scheduling in real time, pinpointing the causes of plant inefficiencies and providing immediate feedback on key operating metrics including rate, yield, utilization and per unit cost. The system focuses on unlocking the potential of human capital on the shop floor by providing pre-defined workflows for the environment of the workplace and a highly intuitive kiosk-style interface for real-time performance tracking. This enables factory floor operators to act on information in real time and make immediate decisions to adjust production schedules, improve OEE and reduce waste. This role-based design extends to middle and senior management where information is summarized to make the daily operations of all plants throughout the enterprise transparent. Since CDC Factory is a packaged solution specifically designed for process manufacturers in the food and beverage, pharmaceutical and consumer packaged goods industries, it is typically installed and producing results in eight weeks or less.

“With CDC Factory, we are setting several new industry standards,” said Mark Sutcliffe, general manager of CDC Factory. “This is the industry’s first and only out-of-the-box manufacturing operations management system. It has been repeatedly proven to deliver results in weeks rather than months or years. This is also the first system that combines real-time finite scheduling with real-time operations management. Doing so enables rapid and cost-effective adjustments to improve efficiency and customer service, even in industries characterized by highly variable demand. Additionally, CDC Factory is uniquely designed to address not only the efficiency of plant equipment, but also the efficiency of a company’s most valuable asset, its people. Factory floor workers are empowered to make immediate decisions, production managers are conducting timely productivity meetings at the end of every shift and company executives have visibility into the performance metrics for each plant across the enterprise. With CDC Factory, our customers are measuring huge improvements in terms of higher productivity, reduced operating costs and waste, and ultimately, higher operating profits.”

“People make the difference between a well run factory or plant and one that is less competitive,” said Andrew Hughes, Manufacturing Research Director for Gartner, Inc. “Empowering people to use their intelligence rather than just follow rules should be a primary goal of any plant management team. By thinking about how to do things better, those with the most knowledge of the processes, those that operate them every day, will be able to bring about the fastest improvements.”

Marsan Foods Ltd., a CDC Factory customer, is one of Canada’s top processors of frozen entrees, soups and other products for retail grocery, foodservice and healthcare customers in North America. The Toronto-based food manufacturer was recently recognized by the National Post as one of Canada’s 50 Best Managed Companies. Marsan attributes this recognition and their competitive differentiation to their focus on productivity and quality. Part of the reason for their continuing successes in productivity and quality is their use of CDC Factory. “CDC Factory has given us complete visibility and transparency within the four walls of the factory,” said Kristoffer Soderlind, director of Operations at Marsan. “It was the most holistic and the best solution we saw that connected our boardroom to what was happening on the shop floor.”

“CDC Factory helped us increase our average OEE from 65 percent to 74 percent, within eight months, which has allowed us to reduce our direct labor costs on all products run through the line,” Soderlind adds. “It has allowed us to increase throughput and raise production standards twice. We also can spread fixed costs across more units, driving down cost per unit and making our products more competitive.”

“Our launch of CDC Factory is an excellent example of our strategy at work,” said Eric Musser, CEO of CDC Software. “As vertical industry specialists, we are taking a leadership position in providing highly valuable industry-specific solutions. CDC Factory represents a revolutionary new class of systems in manufacturing operations management and is the result of our R&D investments in solutions for process manufacturers, combined with well-targeted acquisitions. CDC Software is the ‘customer-driven company’ and we believe that our targeted, ‘acquire focus and grow’ strategy with acquisitions is creating much stronger long-term value for our customers, and for our investors.”

About CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to CDC Factory, reducing waste, reducing overhead costs, increasing overall equipment effectiveness, and increase the number of units produced per man-hour and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of CDC Factory solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing CDC Factory solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.